As filed with the U.S. Securities and Exchange Commission on December 8, 2025

Registration No. 333-290269

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Polomar Health Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-56555	86-1006313
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

32866 US Hwy. 19 N

Palm Harbor, FL 34684

(727) 425-7575

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Terrence M. Tierney

President

Polomar Health Services, Inc.

32866 US Hwy. 19 N

Palm Harbor, FL 34684

(727) 425-7575

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen E. Fox, Esq.

Samantha M. Guido, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza, East Tower, 15th Floor

Uniondale, New York 11556

(516) 663-6600

(516) 663-6601 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$860.83
Accounting fees and expenses	$10,000.00
Legal fees and expense	$15,000.00
Miscellaneous	$4,139.17
Total	$30,000.00

Item 14. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Nevada.

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

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Under our bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause us to purchase and maintain insurance on behalf of any person who is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was our director or officer or any of our affiliated enterprises.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the NRS. We currently maintain director and officer liability insurance on behalf of our director and officers.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the Company made the following issuances of its unregistered securities, none of which involved any underwriters, underwriting discounts or commissions. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On September 12, 2024, the Company issued 10,000,000 shares of the Common Stock to CWR, the holder of 500,000 shares of the Series A Convertible Preferred Stock of the Company (the “Preferred Stock”), upon the conversion in full of the Preferred Stock in accordance with its terms. Such shares were issued pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as a transaction by an issuer not involving any public offering.

As of September 30, 2024, as a result of the Closing, pursuant to and in connection with the Acquisition, the Company issued an aggregate of approximately 207,414,147 shares of Common Stock to the former members of Polomar. All of such shares were issued with a restrictive legend that the shares had not been registered under the Securities Act. The issuance of the shares was exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as an offering not involving a public offering.

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Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein.

Exhibit Number	Description of Document
2.1	Contribution Agreement, dated September 14, 2021 (incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
2.2	Agreement and Plan of Merger and Reorganization, dated June 28, 2024 (incorporated by Reference to the Current Report on Form 8-K filed July 2, 2024).
2.3	Waiver and Amendment Agreement, dated September 30, 2024, to Agreement and Plan and Merger and Reorganization, dated June 28, 2024 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed November 19, 2024).
2.4	Agreement and Plan of Merger and Reorganization, dated as of July 23, 2025, by and among Polomar Health Service, Inc., Polomar Merger Sub, Inc., and Altanine, Inc. (incorporated by reference to the Current Report on Form 8-K filed on July 29, 2025)
3.1	Articles of Incorporation, dated September 14, 2000 (incorporated by reference to Registration Statement on Form S-1 filed July 21, 2008).
3.2	Certificate of Amendment, dated July 24, 2003 (incorporated by reference to Registration Statement on Form S-1 filed July 21, 2008).
3.3	Certificate of Change, dated April 27, 2010 (Incorporated by reference to the Registration Statement on 8-K filed with the Securities and Exchange Commission on June 10, 2010).
3.4	Certificate of Amendment, dated May 3, 2011 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.5	Certificate of Amendment, dated March 6, 2019 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.6	Certificate of Amendment, September 23, 2021 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.7	Certificate of Change, September 23, 2021 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.8	Certificate of Amendment, dated November 7, 2022 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.9	Amended and Restated Certificate of Designation for Series A Preferred Stock, dated November 7, 2022 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.10	Certificate of Withdrawal for Series B Preferred Stock, dated November 7, 2022 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.11	Certificate of Withdrawal for Series C Preferred Stock, dated November 7, 2022 (Incorporated by reference to Registration Statement on Form 10 filed May 31, 2023).
3.12	Certificate of Amendment, dated October 10, 2024 (Incorporated by Reference to the Current Report on Form 8-K filed October 17, 2024).
3.13	Bylaws (Incorporated by reference to Registration Statement on Form S-1 filed July 21, 2008)
5.1***	Opinion of Ruskin Moscou Faltischek, PC
10.1	Promissory Note and Loan Agreement, dated August 16, 2024 (incorporated by reference to the Current Report on Form 8-K filed with the SEC on August 21, 2024).
10.2	Restated and Amended Know-How and Patent License Agreement, dated as of January 9, 2025, between Polomar Health Services, Inc., and Pinata Holdings, Inc. (incorporated by reference to the Current Report on Form 8-K filed with the SEC on January 14, 2025).
10.3*	Professional Services Agreement, dated March 21, 2024, by and among Trustfeed Corp., Terrence M. Tierney and Profesco, Inc. (incorporated by reference to the Current Report on Form 8-K filed with the SEC on March 25, 2024).
10.4*	2024 Equity and Incentive Compensation Plan (incorporated by reference to Appendix B to the Definitive Schedule 14C Information Statement of the Company filed on August 1, 2024).
10.5	Product Fulfillment and Distribution Agreement, effective on March 12, 2025, and as amended on March 17, 2025, with For Humanity Health, Inc. and Island 40 Group, LLC (incorporated by reference to the Current Report on Form 8-K filed March 17, 2025)
10.6	First Amendment to Product Fulfillment and Distribution Agreement dated March 17, 2025 (incorporated by reference to the Current Report on Form 8-K filed March 17, 2025)

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10.7	Board of Directors Services Agreement and Exhibit A thereto, dated May 7, 2025, between the Company and Gabriel Del Virginia (incorporated by reference to the Form 10-K filed on May 22, 2025)
10.8	Board of Directors Services Agreement and Exhibit A thereto, dated May 7, 2025, between the Company and David Spiegel (incorporated by reference to the Form 10-K filed on May 22, 2025)
10.9	Board of Directors Services Agreement and Exhibit A thereto, dated June 21, 2025 between the Company and Terrence M. Tierney (incorporated by reference to the Quarterly Report on Form 10-Q filed on June 30, 2025)
10.10	Promissory Note and Loan Agreement with CWR 1, LLC dated July 21, 2025 (incorporated by reference to the Current Report on Form 8-K filed on July 25, 2025)
10.11	Addendum # 3 to the Professional Services Agreement dated March 21, 2024, by and among Polomar Health Services, Inc. (f/k/a Trustfeed Corp.), Terrence M. Tierney and Profesco Inc. (incorporated by reference to the Current Report on Form 8-K filed on July 29, 2025)
10.12	Promissory Note and Loan Agreement with Profesco Holdings, LLC dated July 28, 2025 (incorporated by reference to the Current Report on Form 8-K filed on July 29, 2025)
10.13	Amended and Restated Product Fulfillment and Distribution Agreement between ForHumanity Health, Inc., Island 40 Group, LLC and Polomar Health Services, Inc., dated August 25, 2025 (incorporated by reference to the Current Report on Form 8-K filed on August 29, 2025).
10.14***	Executive Employment Agreement, effective September 15, 2025, by and between the Company and Terrence M. Tierney*
10.15***	First Amendment to Promissory Note and Loan Agreement, dated October 31, 2025, by and between the Company and Profesco Holdings, LLC
10.16***	Addendum #4 – Professional Services Agreement, dated October 29, 2025, by and between the Company, Profesco Holdings, LLC and Terrence M. Tierney.
21.1***	Subsidiaries of the Registrant
23.1***	Consent of Green Growth CPAs
23.2***	Consent of Rose, Snyder & Jacobs, LLP
23.3***	Consent of Ruskin Moscou Faltischek, PC (included in Exhibit 5.1)
24.1***	Power of Attorney (included on signature page)
101.INS***	Inline XBRL Instance - The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH***	Inline XBRL Taxonomy Extension Schema.
101.CAL***	Inline XBRL Taxonomy Extension Calculation.
101.DEF***	Inline XBRL Taxonomy Extension Definition.
101.LAB***	Inline XBRL Taxonomy Extension Labels.
101.PRE***	Inline XBRL Taxonomy Extension Presentation.
104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107***	Filing Fee Table

*	Indicates Management contract or compensatory plan or arrangement
**	Filed herewith
***	Previously filed

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

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(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Act to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused and authorized this registration statement to be signed on its behalf by the undersigned.

Polomar Health Services, Inc.
December 8, 2025
	By:	/s/ Terrence M. Tierney
Terrence M. Tierney
President, Secretary, (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Secretary, and Director	December 8, 2025
Terrence M. Tierney	(Principal Executive Officer)

*	Chief Financial Officer and Treasurer	December 8, 2025
Charlie Lin	(Principal Financial and Accounting Officer)

*	Director	December 8, 2025
Gabriel Del Virginia

*	Director	December 8, 2025
David Spiegel

*	Terrence M. Tierney, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signed above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

December 8, 2025	By:	/s/ Terrence M. Tierney
	Name:	Terrence M. Tierney
	Title:	Attorney-in-Fact

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